Exhibit 99.1
Phillips Edison Grocery Center REIT I Increases Estimated Value per Share by 8% to $11.00 per Share; to Change Name to Phillips Edison & Company, Inc.

CINCINNATI, OH, November 8, 2017 - The board of directors of Phillips Edison Grocery Center REIT I, Inc. (the “Company”), an internally-managed real estate investment trust (REIT) that is one of the nation’s largest owners and operators of grocery-anchored shopping centers, determined the estimated value per share of its common stock to be $11.00, as of October 5, 2017, representing an 8% increase from the previous estimated value per share of $10.20, as of March 31, 2017.

“The board’s determination to increase our estimated value per share by 8% to $11.00 is a validation of our recent acquisition of Phillips Edison Limited Partnership (PELP), in which we acquired one of retail real estate’s most comprehensive and successful operating platforms and 76 well-occupied grocery-anchored shopping centers,” said Jeff Edison, chairman and chief executive officer of the Company. “The increased valuation is a reflection of the quality of our expanded real estate portfolio as well as the effectiveness of our platform when it comes to unlocking the value of real estate. Altogether, this illustrates the strength of the grocery-anchored real estate market.”

Duff & Phelps was engaged to provide a calculation of the range in estimated value per share of the Company’s common stock as of October 5, 2017. Duff & Phelps prepared a valuation report based substantially on its estimate of the “as is” market value of the Company’s portfolio, adjusted to reflect balance sheet assets and liabilities provided by the Company’s management as of October 5, 2017, before calculating a range of estimated per share values based on the number of outstanding shares of common stock and operating partnership units. These calculations produced an estimated value per share in the range of $10.34 to $11.70.

The Company also announced that it will begin the process of changing its name to Phillips Edison & Company, Inc.

“Following the acquisition of PELP we felt it important to give clarity to the Company's new identity as an internally-managed REIT,” Edison continued. “Going forward as Phillips Edison & Company, Inc., we remain dedicated to creating unparalleled grocery-anchored shopping experiences.”

Management Commentary and Third Quarter 2017 Results

Chairman and Chief Executive Officer Jeff Edison and Executive Vice President Mark Addy will host a live presentation addressing the Company’s updated estimated value per share and its third quarter results on Thursday, November 9, 2017, at 10:00 a.m. Eastern Time.

Investors are encouraged to submit questions in advance of the presentation by emailing them to InvestorRelations@phillipsedison.com. Additionally, questions may be submitted via the webcast interface during the live presentation.

Interested parties will be able to access the presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison Grocery Center REIT I call.

Date: Thursday, November 9, 2017
Time: 10:00 a.m. Eastern Time
Webcast link: http://services.choruscall.com/links/peco171109.html
U.S. listen-only: (888) 243-4451
International listen-only: (412) 542-4135

About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. (to be known as Phillips Edison & Company, Inc.), an internally-managed real estate investment trust (REIT), is one of the nation’s largest owners and operators of market-leading, grocery-anchored shopping centers. The Company manages a diversified portfolio of over 340 shopping centers - 235 of which are owned directly by the Company and comprise approximately 26.1 million square feet located in 32 states. The Company’s proven, vertically-integrated operating platform allows it to effectively and efficiently acquire, lease and manage its properties, resulting in a history of strong operating results and great shopping experiences. For more information, please visit www.phillipsedison.com.

Phillips Edison & Company is a trademark of Phillips Edison Grocery Center REIT I, Inc.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, assumptions used in determining the most recent estimated value per share of the Company’s common stock, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Contact
Michael Koehler
Director of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

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